Exhibit 10.103

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY OTHER JURISDICTION, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.  THE SHARES MAY NOT BE TRANSFERRED OR RESOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SUBSCRIPTION AGREEMENT

Series A-1 Preferred Stock

VCAMPUS CORPORATION

1.                                       Subscription.  VCampus Corporation (the “Company”) is authorized to issue and sell up to 5,000 shares of its Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), having substantially the rights, preferences, privileges and restrictions set forth in the Certificate of Designations of the Series A-1 Preferred Stock in substantially the form attached hereto as Exhibit A. The undersigned (hereinafter referred to as “Subscriber”) hereby subscribes for and agrees to purchase the number of shares of Series A-1 Preferred Stock of VCampus Corporation (the “Company”), par value $0.01 per share, set forth on the signature page hereto (the “Shares”) in consideration for payment by the Subscriber of a per Share purchase price of $1,000 (the “Purchase Price”) pursuant to this Subscription Agreement (the “Agreement”).  The Subscriber herewith tenders the entire amount of such purchase price by check or wire transfer payable to the order of the Company.

The Subscriber acknowledges that at the time of issuance the Common Stock will not be registered under the Securities Act of 1933 (the “Act”), in reliance upon an exemption from registration contained in the Act, and that the Company’s reliance upon such exemption is based, at least partially, on the Subscriber’s representations and warranties contained in this Subscription Agreement.

2.                                       Acceptance or Rejection of Subscription.  Subscriber acknowledges and agrees that this subscription shall not be effective until accepted in writing by the Company, and that the Company reserves the right to reject this subscription in whole or in part.  The Company is raising capital through the sale of up to approximately 5,000 Shares through one or more offerings, although it reserves the right to sell any number of shares less than the 5,000 shares authorized.  Subscriptions may be rejected for insufficient documentation or for such other reason as the Company may determine, in its sole discretion, to be in the best interests of the Company.  The Company, in its sole discretion, reserves the right to close this offering at any time.  In the event the Subscriber’s subscription is accepted by the Company, (the “Closing”) Subscriber’s Shares shall be issued as of the date specified by the Company at the time of acceptance.

3.                                       Warrants.  Subscriber shall receive 5-year warrants, (the “Warrants”) in substantially the form attached hereto as Exhibit B, to purchase a number of shares of Common Stock equal to 75% of the total number of shares of common stock issuable upon conversion of the Shares purchased hereunder at an exercise price equal to the then applicable Conversion Price of the Shares.

4.                                       Registration Rights.  The shares of common stock issuable upon conversion of the Shares purchased hereunder (the “Conversion Shares”), together with the shares issuable upon exercise of the Warrants (the “Warrant Shares”), shall have registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit C.

5.                                       Subscriber’s Representations and Warranties.  Subscriber represents, warrants, acknowledges and agrees to the following.

a.                                       Subscriber is a resident of the state indicated on the signature page hereof, is legally competent to execute this Agreement, and:

(i)                                     if Subscriber is an individual, has his or her principal residence in such state and is at least 21 years of age; or

(ii)                                  if Subscriber is a corporation, partnership, trust or other form of business organization, has its principal office in such state; or

(iii)                               if Subscriber is a corporation, partnership, trust or other form of business organization, Subscriber has not been organized for the specific purpose of acquiring the Shares.

b.                                      This Agreement is and shall be irrevocable, except that the Subscriber shall have no obligations hereunder in the event that the subscription is not accepted by the Company in whole or in part.

c.                                       The Subscriber has read this Agreement carefully and, to the extent believed necessary, has discussed the representations, warranties and agreements and the applicable limitations upon the Subscriber’s resale of the Shares, the Conversion Shares and Warrant Shares with counsel.

d.                                      The Subscriber understands that no federal or state agency has made any finding or determination regarding the fairness of this offering, or any recommendation or endorsement of this offering.

e.                                       The Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act. Entities that are accredited investors under Rule 501 include, among others, certain banks, savings and loan associations, registered securities broker-dealers, insurance companies, registered investment companies and trusts.  Individuals that are accredited investors under Rule 501 include, among others, any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1 million; or who had income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

f.                                         The Subscriber has received from the Company or others and has read copies of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), and has had an adequate opportunity to ask questions of and receive answers from the Company regarding these documents (the “SEC Filings”).

g.                                      The Subscriber represents that the Subscriber, if an individual, has adequate means of providing for his/her current needs and personal and family contingencies and has no need for liquidity in his/her investment in this offering.

h.                                      The Subscriber is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares, the Conversion Shares, the Warrants and Warrant Shares (collectively, the “Securities”) for an indefinite period, or to afford a complete loss of its investment.

i.                                          The Subscriber is purchasing the Securities for the Subscriber’s own account, and not for the purpose of reselling or otherwise participating, directly or indirectly, in a distribution of the Securities, and shall not make any sale, transfer or other disposition of any portion of the Securities purchased hereby without registration under the Act and any applicable securities act of any state or unless an exemption from registration is available under such acts.

j.                                          The Subscriber’s overall commitment to investments that are not readily marketable is not disproportionate to the Subscriber’s net worth, and the Subscriber’s investment in the Securities will not cause such overall commitment to become excessive.

k.                                       The Subscriber understands that an investment in the Securities is a highly illiquid investment, and that, the Subscriber will have to bear the economic risk of the investment indefinitely (or at least until such shares may become registered for resale as provided under this Agreement) because the Securities have not been registered under the Act and are being issued pursuant to a private placement exemption under Regulation D, on the grounds that no public offering is involved.  Therefore, the Securities cannot be offered, sold, transferred, pledged or otherwise disposed of to any person, unless either it is subsequently registered under the Act and applicable state securities laws or an exemption from registration is available and the Subscriber obtains a favorable opinion of the Company’s counsel to that effect.

l.                                          Prior to registration of the Shares by the Company pursuant to Section 4 hereof or the availability of another exemption that might be available to the Subscriber, the Subscriber understands that the provisions of Rule 144 promulgated under the Act are not available for at least one (1) year to permit resale of the Securities, and there can be no assurance that the conditions necessary to permit routine sales of the Securities under Rule 144 will ever be satisfied, and, if Rule 144 should become available, routine sales made in reliance on its provisions could be made only in limited amounts and in accordance with the terms and conditions of the Rule.  The Subscriber further understands that in connection with sales for which Rule 144 is not available, compliance with some other registration exemption will be required, which may not be available.

m.                                    The Subscriber understands and agrees that stop transfer instructions will be given to the Company’s transfer agent or the officer in charge of its stock records and noted on the appropriate records of the Company to the effect that the Securities may not be transferred out of the Subscriber’s name unless either the Securities become registered for resale under the Act or it is established to the satisfaction of counsel for the Company that an exemption from the registration provisions of the Act and applicable state securities laws is available therefor.  The Subscriber further agrees that there will be placed on the certificates for the Shares and Warrant Shares, or any substitutions therefore, a legend stating in substance as follows, that the Subscriber understands and agrees that the Company may refuse to permit the transfer of the stock out of its name and that the stock must be held indefinitely in the absence of compliance with the terms of such legend.  The Company agrees to remove the following restrictive legend from the certificates, within five (5) business days following written request from the Subscriber, promptly following the effectiveness of the Registration Statement covering the resale of the Conversion Shares and Warrant Shares and provided the Subscriber certifies that it will thereafter sell the common stock evidenced by such unlegended certificates only pursuant to the final prospectus as permitted under the Registration Rights Agreement or pursuant to Rule 144 or other available exemption.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE CORPORATION) REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY BE MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND REGULATIONS.

n.                                      The Subscriber has been given the opportunity to review the Company’s SEC Filings, and to ask questions of, and receive answers from, Company representatives concerning the Company and the terms and conditions of the offering and to obtain such other information as the Subscriber desires in order to evaluate an investment in the Securities.

o.                                      The Subscriber did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

6.                                       Company Representations and Warranties.  Except as disclosed in the Company’s SEC Filings, the Company represents and warrants to the Subscriber as follows:

a.                                       Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.  The Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in Virginia and in each other jurisdiction where the nature of its activities and of its properties makes such qualification necessary, except where a failure to do so would not have a material adverse effect on the Company.

b.                                      Capitalization.  The authorized and outstanding capital of the Company, as of immediately prior to filing of the Certificate of Designation of the Series A-1 Preferred Stock, consisted of:  171,586 shares of undesignated and unissued Preferred Stock, $0.01 par value per share; and 36,000,000 shares of Common Stock, $0.01 par value per share, 9,587,358 of which were issued and outstanding.

All of the outstanding shares of Common Stock and Preferred Stock that have been duly authorized and validly issued are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company has duly and validly reserved the Conversion Shares, the Shares and Warrant Shares for issuance as contemplated hereby.  Except as disclosed in the SEC Filings (including the right of first refusal in favor of the March 2004 investors that does not apply to this financing), there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any shares of its capital stock.

c.                                       Authorization.  Except to the extent as may be required under Nasdaq Marketplace Rules to permit conversion in full of the Conversion Shares and Warrant Shares, all corporate action on the part of the Company and its directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all the Company’s obligations hereunder and thereunder, and the authorization, issuance, sale and delivery of the Securities has been taken.  This Agreement, when executed and delivered by the Company and the respective other parties thereto, shall constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules and laws governing specific performance, injunctive relief and other equitable remedies.

d.                                      Validity of the Shares.  The Shares, when issued pursuant to the terms of this Agreement (and the Conversion Shares and Warrant Shares, when issued pursuant to the terms of the Certificate of Designations of the Series A-1 Preferred Stock and pursuant to the Warrants, respectively), will be validly issued, and fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Securities will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

e.                                       Compliance with Other Instruments.  The Company is not in violation of any provisions of its Certificate of Incorporation or its Bylaws as amended, or of any provisions of any material agreement or any judgment, decree or order by which it is bound or any statute, rule or regulation applicable to the Company.  Subject to the compliance with such filings as may be required to be made with the SEC, the National Association of Securities Dealers, Inc. (the “NASD”) and certain state securities commissions and except with respect to shareholder approval that might be deemed to be required under Nasdaq Marketplace Rules, the execution, delivery and performance of this agreement and the issuance and sale of the Shares pursuant hereto, will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

f.                                         Governmental Consents.  All consents, approvals, orders or authorization of, or registrations, qualifications, designations, declarations or filings with, any federal or state governmental authority on the part of the Company required in connection with the valid execution and delivery of this agreement, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, have been obtained (other than post-sale filings pursuant to applicable state and federal securities law).

g.                                      Accuracy of Reports.  The SEC Filings required to be filed by the Company within the year prior to the date of this Agreement under the Securities Exchange Act of 1934 have been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

h.                                      Disclosure.  No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

i.                                          Financial Statements and Commission Filings; Undisclosed Liabilities.

(1)                                  Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 10-K”) are true and complete copies of the audited consolidated balance sheets (the “Balance Sheets”) of the Company as of December 31, 2003 and 2004, and the related audited statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2003 and 2004 (the “Financial Statements”), accompanied by the reports of the Company’s auditors.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied consistently with the past practices of the Company (except as may be indicated in the notes thereto), and as of their respective dates, fairly present, in all material respects, the consolidated financial position of the Company and the results of its operations as of the time and for the periods indicated therein.  The Company keeps proper accounting records in which all material assets and liabilities and all material transactions of the Company are recorded in conformity with GAAP.

(2)                                  As of their respective filing dates, the financial statements of the Company included in the SEC Filings required to be filed by the Company within the year prior to the date of this Agreement complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied consistently with the past practices of the Company, and as of their respective dates, fairly presented in all material respects the financial position of the Company and the results of its operations as of the time and for the periods indicated therein (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q, and Regulations S-K and S-X of the SEC).

(3)                                  Since December 31, 2004, neither the Company nor any of the Company’s Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, other than liabilities (i) disclosed in the SEC Filings filed prior to the date of this Agreement, (ii) adequately provided for in the Balance Sheets or disclosed in any related notes thereto, (iii) not required under GAAP to be reflected in the Balance Sheets, or disclosed in any related notes thereto, (iv) incurred in connection with this Agreement, or (v) incurred in the ordinary course of business.

j.                                          Litigation.  Except as set forth in the Company’s SEC Filings, there are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened proceedings against the Company or its assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third party.

k.                                       Investment Company.  The Company is not, and following the Closing of the transactions contemplated hereunder will not be, an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC.

l.                                          Listing and Maintenance Requirements Compliance.  Except as disclosed in the Company’s SEC Filings, the Company has not received notice (written or oral) from any stock exchange or market on which the Common Stock is listed to the effect that the Company is not in compliance with the continuing listing or maintenance requirements of the exchange or market.

m.                                    Compliance.  The Company is in compliance in all material respects with all applicable laws (including the Sarbanes-Oxley At of 2002 and the rules promulgated thereunder) and all orders of, and agreements with, any governmental authority applicable to the Company or any of its assets.  The Company has all permits, certificates, licenses, approvals and other authorizations required under applicable laws or necessary in connection with the conduct of its businesses, except where the failure to have such permits, certificates, licenses, approvals and other authorizations would not have a material adverse effect on the Company.

n.                                      No Integrated Offering.  The Company has not, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act of 1933 or cause this offering of Securities to be integrated with prior offerings of securities by the Company for purposes of the Securities Act of 1933; nor will the Company take any action or steps that would require registration of the Securities under the Securities Act of 1933 or cause the offering of the Securities to be integrated with other offerings in a manner that would require such registration.

o.                                      Material Non-Public Information.  The Company has not disclosed to the Subscriber any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Company’s common stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof, but which has not been so disclosed.

p.                                      Valid Private Placement.  Subject to the accuracy as to factual matters of each Subscriber’s representations in Section 5 of each Purchase Agreement, the Securities may be issued to the Subscribers pursuant to the transaction documents without registration under the Securities Act of 1933 or the securities laws of any state.

7.                                       Assignment.  This Agreement is not transferable or assignable by the Subscriber.

8.                                       Expenses.  The Company and the Subscriber shall bear their own expenses with respect to this Agreement and the transactions contemplated hereby.

9.                                       Correct Information.  All information which the Subscriber has provided concerning the Subscriber or its financial position and the Subscriber’s knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Company’s acceptance of the subscription, the Subscriber will immediately provide the Company with such information.

10.                                 Miscellaneous.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

11.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.                                 Form 8-K Filing.  On or before the fourth business day following the Closing, the Company shall file a Current Report or Form 8-K with the SEC describing the material terms of the transactions contemplated by this Agreement.  Upon the filing of this required report, to the knowledge of the Company, no Subscriber shall be in possession of material nonpublic information received from the Company or any of its officers, employees or agents that is not disclosed in the Form 8-K.

13.                                 Injunction Posting of Bond.  In the event a Subscriber shall elect to convert Shares or part thereof or exercise the Warrant in whole or in part, the Company may not refuse conversion or exercise based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of the Shares or exercise of all or part of such Warrant shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 130% of the outstanding principal and dividend with respect to the Shares, or aggregate purchase price of the Warrant Shares which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment.  Notwithstanding the foregoing, if the Company receives an order restraining it from converting the Shares or issuing the Warrant Shares from a court or administrative agency of competent jurisdiction, it shall comply without a bond requirement.

14.                                 Buy-In.  In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber the Conversion Shares issuable upon conversion of the Shares by the delivery date set forth in the Series A-1 Certificate of Designations and if after seven (7) business days after such delivery date the Subscriber purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Subscriber of the common stock which the Subscriber was entitled to receive upon such conversion (a “Buy-In”), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price amount of the Shares for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if the Subscriber purchases shares of common stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 in purchase price of the Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Subscriber has executed this Subscription Agreement effective on this the 1st day of December 2005.

$ = total payment by Subscriber

= Number of Shares of Series A-1 Preferred Stock purchased

$1,000.00 = per share purchase price

= Number of Warrants to be issued to Subscriber

Signature of Subscriber

Printed or typed name of Subscriber (in	Address
exactly the form in which securities are to
be registered and issued)

Printed or Typed Name and Title of person
signing

For Company Use Only:

ACCEPTED effective on the 8th day of December 2005 on behalf of VCampus Corporation for            Shares of Series A-1 Preferred Stock.

By:
Name:
Title: